Exhibit 10.7

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of March 8, 2011 by and between SAGENT PHARMACEUTICALS, a Wyoming corporation (“Sagent”), and any additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower” and collectively as “Borrowers”), MIDCAP FUNDING III, LLC, a Delaware limited liability company, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms have the following meanings:

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Additional Titled Agents” has the meaning set forth in Section 11.15.

“Affected Lender” has the meaning set forth in Section 12.5(c).

“Affiliate” means with respect to any Person (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles). As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract.

“Affiliated Credit Agreement” means that certain Credit and Security Agreement dated as of June 16, 2009 among Revolving Agent, the Revolving Lenders and the Borrowers, as amended, supplemented, restated or otherwise modified from time to time.

“Affiliated Financing Documents” means the “Financing Documents” as defined in the Affiliated Credit Agreement.

“Agent” means MCF, in its capacity as administrative agent for the Lenders hereunder and the successors of MCF in such capacity, as such capacity is established in, and subject to the provisions of, Article 11.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means, with respect to the Loan and all other Obligations, 9.00%; provided that, at any time that, by the terms of this Agreement, the Loan bears interest based upon the Base Rate, the Applicable Margin shall mean, with respect to the Loan, 7.50%.

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by any Borrower of any asset.

“Assignment Agreement” means an assignment agreement in form and substance acceptable to Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (Eastern time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means a per annum rate of interest equal to the greater of (i) 4.50% per annum and (ii) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” and “Borrowers” mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.

“Borrower Representative” means Sagent, in its capacity as Borrower Representative pursuant to the provisions of Section 2.10, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC, New York City and Chicago, Illinois are authorized by law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means any of the following: (a) with respect to any Borrower, any change in the legal or beneficial ownership of the capital stock, partnership interests or membership interests of the applicable Person; (b) with respect to any Borrower, any change in the legal or beneficial ownership or control of the outstanding voting equity interests of the applicable Person necessary at all times to elect a majority of the board of directors (or similar governing body) of each such Person and to direct the management policies and decisions of such Person; (c) with respect to any Subsidiary of a Borrower, the applicable Borrower shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of such Subsidiary, except as otherwise permitted under this Agreement; (d) any “Change of Control”, “Change in Control” or terms of similar import under any Subordinated Debt Document or under any Affiliated Financing Document.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.

“Commitment Annex” means Annex A to this Agreement.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with those of Holdings (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Credit Exposure” means any period of time during which any Loan or other Obligation remains unpaid; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.

“Credit Party” means any Guarantor under a Guarantee of the Obligations or any part thereof, any Borrower and any other Person (other than Agent, a Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document; and “Credit Parties” means all such Persons, collectively.

“DDN” means DDN/OBERGFEL, LLC, a Wisconsin limited liability company.

“DEA” means the Drug Enforcement Administration of the United States of America and any successor agency thereof.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business and paid within 60 days of the date due, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, and (h) off-balance sheet liabilities. Without duplication of any of the foregoing, Debt of Borrowers shall include the Term Loan.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms of any Financing Document.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower (other than, with respect to any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower or any Person that is an Affiliate by virtue of being a director or officer of a Borrower or a Subsidiary of a Borrower, (A) payments of salaries and other employee benefits to individuals, (B) directors fees, (C) the issuance of stock options or restricted stock to employees and board members, and (D) advances and reimbursements to employees or directors, all in the Ordinary Course of Business and consistent with past practices), (d) any lease or rental payments to an Affiliate or Subsidiary of a Borrower, or (e) repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in a Borrower or a Subsidiary of a Borrower, an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary formed under the laws of the United States of America or a state or territory thereof.

“EBITDA” has the meaning provided in the Compliance Certificate.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, or (d) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (i) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (ii) has total assets in excess of $1,000,000,000; provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of a Borrower’s Affiliates.

“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender, that (a) at any time it occupies such role or capacity enters into a Swap Contract with any Borrower, and (b) in the case of a Lender or an Affiliate of a Lender other than Agent, is expressly identified by Agent as maintaining a reporting system acceptable to Agent with respect to Swap Contract exposure and agrees with Agent to provide regular reporting to Agent, in form and content reasonably satisfactory to Agent, with respect to such exposure.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Environmental Liens” means all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of any Borrower or any other Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 10.1.

“FDA” means the Food and Drug Administration of the United States of America or any successor entity thereto.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Financing Documents” means this Agreement, any Notes, the Security Documents, any subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Credit Party that has executed or delivered any Guarantee of any portion of the Obligations.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Project is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls (“PCB’s”), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Holdings” means Sagent Holding Co., a corporation organized under the Companies Law (2007 Revision) of the Cayman Islands, the holder of 100% of the Equity Interests of Sagent.

“Indemnitees” has the meaning set forth in Section 12.15.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connection with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“Interest Period” means a period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.

“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 12.5, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Security Documents, the term “Lender” shall include Eligible Swap Counterparties.

“LIBOR Rate” means a per annum rate of interest equal to the greater of (i) 3.00% and (ii) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (a) the Base LIBOR Rate for the Interest Period, by (b) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan(s)” means the Term Loan.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the condition (financial or otherwise), operations, business, or properties of any of the Credit Parties, (b) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (c) the legality, validity or enforceability of any Financing Document, (d) the existence, perfection or priority of any security interest granted in any Financing Document, or (e) the value of any material Collateral.

“Material Contracts” has the meaning set forth in Section 3.17.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“MCF” means MidCap Funding III, LLC, and its successors.

“Minimum Cash Threshold” means, with respect to any proposed Contingent Obligation or Investment, at least $30,000,000 in cash reflected on the balance sheet of Borrowers and their Subsidiaries after giving effect to the incurrence of such Contingent Obligation or Investment, as demonstrated to Agent’s reasonable satisfaction not less than three (3) Business Days prior to making such Contingent Obligation or Investment.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Note” has the meaning set forth in Section 2.3.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with all Swap Contracts entered into with any Eligible Swap Counterparty.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079

(Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party.

“Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Agent, in its good faith discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

“Payment Notification” means a written notification substantially in the form of Exhibit D hereto.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permits” means licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, marketing authorizations, other authorizations, registrations, permits, consents and approvals required in connection with the conduct of any Borrower’s or any Subsidiary’s business or to comply with any applicable Laws, including, without limitation, drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable), and those issued by State governments for the conduct of any Borrower’s or any Subsidiary’s business.

“Permitted Affiliate” means with respect to any Person (a) any Person that directly or indirectly controls such Person, and (b) any Person which is controlled by or is under common control with such controlling Person. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote eighty percent (80%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and its Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or its Subsidiaries; (d) Borrowers have given Agent notice of the commencement of such contest and upon request by Agent, from time to time, notice of the status of such contest by Borrowers and/or confirmation of the continuing satisfaction of this definition; and (e) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means (a) so long as Borrowers satisfy the Minimum Cash Threshold after giving effect to such Contingent Obligation, any Contingent Obligation incurred by any Borrower and (b) if Borrowers cannot satisfy the Minimum Cash Threshold after giving effect to such Contingent Obligation, any of the following types of Contingent Obligations: (i) Contingent Obligations arising in respect of the Debt under the Financing Documents; (ii) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (iii) Contingent Obligations arising under or with respect to any Permitted Contest or Permitted Liens; (iv) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (or incurred thereafter, to the extent such Contingent Obligation was permitted by subsection (a) of this definition); (v) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $200,000 in the aggregate at any time outstanding; (vi) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (vii) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6; (viii) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (ix) Contingent Obligations arising in respect of Debt under the Affiliated Financing Documents; and (x) other Contingent Obligations not permitted by clauses (b)(i) through (ix) above, not to exceed $300,000 in the aggregate at any time outstanding.

“Permitted Indebtedness” means: (a) Borrowers’ and its Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt not to exceed $150,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment; (d) Debt existing on the date of this Agreement and described on Schedule 5.1 and any Debt incurred to refinance, refund, renew, replace or extend such Debt in whole or in part, provided, that (i) the principal amount of any such Debt is not increased above the principal amount thereof outstanding immediately prior to such refinancing, replacement, refunding, renewal or extension, (ii) the direct and contingent obligors with respect to such Debt are not changed and (iii) such Debt shall not be secured by any assets other than the assets securing the Debt being refinanced, refunded, renewed or extended; (e) Debt, if any, arising under Swap Contracts; (f) Debt constituting financed insurance premiums; (g) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; (h) Subordinated Debt; (i) Debt of any Borrower arising from the honoring by a bank or financial institution of a check, draft or similar instrument inadvertently drawn by such Borrower in the Ordinary Course of Business against insufficient funds, so long as such Debt is repaid within five (5) Business Days; (j) Debt of any Borrower arising from the presentment for payment of a letter of credit issued with respect to surety and appeal bonds, performance bonds and other similar obligations described in clause (e) of the definition of “Contingent Obligations” so long as such Debt is repaid within five (5) Business Days; (k) Debt arising under the Affiliated Credit Agreement; and (l) unsecured Debt not permitted by subsections (a) through (k) above in an aggregate principal amount not to exceed $300,000 at any one time outstanding.

“Permitted Investments” means: (a) so long as Borrowers satisfy the Minimum Cash Threshold after giving effect to such Investment, any Investment and (b) if Borrowers cannot satisfy the Minimum Cash Threshold after giving effect to such Investment, any of the following types of Investments: (i) Investments shown on Schedule 5.7 and existing on the Closing Date (or made thereafter, to the extent such Investment was permitted by subsection (a) of this definition); (ii) (A) cash equivalents, and (B) any similar short term Investments permitted by Borrowers’ and its Subsidiaries’ investment policies, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Agent; (iii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (iv) Investments consisting of (A) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (B) loans to employees, officers or directors relating to the purchase of equity securities of Holdings pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $250,000 at any time; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this subpart (vi) shall not apply to Investments of Borrowers in any Subsidiary; (vii) Investments consisting of deposit accounts; (viii) Investments consisting of the acquisition of all or substantially all of the assets or capital stock of another Person provided that, after giving effect to such acquisition, no Event of Default has occurred and is continuing or would exist after giving effect to such acquisition, and such acquisition would not result in a decrease of more than ten percent (10%) of the Tangible Net Worth of the Borrowers; (ix) Investments by any Borrower in any other Subsidiary made in compliance with Section 4.11(c); (x) Guarantees that are permitted under Section 5.1; (xi)

Investments by Sagent in Sagent Strides for the purpose of product development in an aggregate amount not to exceed $1,000,000 during each fiscal year; provided that, if Sagent does not utilize the entire amount of Investments permitted to be made in Sagent Strides for product development purposes in any fiscal year, Sagent may carry forward to the immediately succeeding fiscal year only, one hundred percent (100%) of such unutilized amount (with Investments made by Sagent in Sagent Strides for product development purposes in such succeeding fiscal year applied last to such carried forward amount); and (xii) other Investments not permitted by subsections (b)(i) through (xi) above in an amount not exceeding $300,000 in the aggregate.

“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower’s or its Subsidiary’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than Accounts, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts and Inventory, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts and Inventory, for sums not exceeding $250,000 in the aggregate arising in connection with court proceedings; provided, however, (i) enforcement proceedings shall not have been commenced by any creditor upon any such judgments or orders and (ii) not more than twenty (20) consecutive days have elapsed during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, is not in effect; (f) with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Borrowers’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary; and which, in the case of any real estate which is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents; (g) Liens and encumbrances in favor of Agent under the Financing Documents; (h) Liens on Collateral other than Accounts and Inventory existing on the date hereof and set forth on Schedule 5.2 and Liens that are replacements of Permitted Liens described in this subpart (h) but only to the extent that the original Debt is permitted under subpart (d) of the definition of Permitted Indebtedness and such replacement Liens only encumber those assets that secured the original Debt; (i) any Lien on any equipment securing Debt permitted under subpart (c) of the definition of Permitted Indebtedness provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof; (j) licenses of patents, trademarks, copyrights, and other intellectual property rights in the Ordinary Course of Business; (k) any Lien on insurance proceeds in favor of a Person financing Debt permitted under subclause (f) of the definition of Permitted Indebtedness to the extent such Lien attaches only to such proceeds up to the maximum aggregate amount of premiums so financed; (n) Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods to the extent such Lien attaches only to such goods up to the maximum amount of duties due in connection with such importation; and (o) Liens and encumbrances in favor of the Revolving Creditors securing the Revolving Loan Obligations.

“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of the Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective.

“Permitted Transfers” means the collective reference to one or more transfers, via a sale and not by pledge or hypothecation, which, in the aggregate during the term of this Agreement, result in a transfer of legal or beneficial ownership or control of up to 10% of the direct or indirect ownership or voting interests in the Borrowers or any Guarantor to a Person, (a) purchasing such ownership interest in a public offering registered with the SEC or (b) other than a Blocked Person, that is (i) a venture capital investor so long as Borrowers have given Agent at least fifteen (15) days prior written notice of the identity of the assignees, together with such information as Agent shall deem necessary to confirm that such assignee is not a Blocked Person or (ii) at the time of such transfer, already a holder of direct or indirect ownership or voting interests in the Borrowers. Notwithstanding the limitations set forth in the foregoing sentence (a) any holder of direct or indirect ownership or voting interests in the Borrowers which is a partnership may transfer such holder’s rights to such holder’s constituent partners, retired partners (including spouses, ancestors, lineal descendants and siblings of such partners or spouses who acquire such interests by gift, will or intestate succession) or their respective Affiliates, (b) any holder of direct or indirect ownership or voting interests in the Borrowers which is a limited liability company may transfer such holder’s right to such holder’s members, (c) any holder of direct or indirect ownership or voting interests in the Borrowers which is a natural person may transfer such holder’s rights to any immediate family member or to any trust created for the benefit of such holder or his or her immediate family members, and (d) any holder of direct or indirect ownership or voting interests in the Borrowers may transfer such holder’s rights to a Permitted Affiliate of such holder (provided that no transfer of any given interest pursuant to this subpart may be made more often than once per twelve (12) month period), subject in each case to such transferee’s agreeing in writing to be bound by the rights and restrictions of this Agreement; and any such transfer described in the foregoing clauses (a) through (d) shall be deemed a “Permitted Transfer” and shall not count toward the ten percent (10%) limitation described above.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pro Rata Share” means with respect to any Lender, the percentage obtained by dividing (i) such Lender’s then outstanding principal amount under the Term Loan, by (ii) the Term Loan Outstandings.

“Product” means any products sold or marketed by any Borrower or any of its Subsidiaries, including without limitation, those products set forth on Exhibit C.

“Replacement Lender” has the meaning set forth in Section 12.5(c).

“Required Lenders” means at any time Lenders holding sixty-six and two thirds percent (66 2/3%) or more of the sum of the then aggregate outstanding principal balance of the Loans.

“Responsible Officer” means any of the Chief Executive Officer or Chief Financial Officer of the applicable Borrower.

“Revolving Agent” has the meaning assigned to “Agent” under the Affiliated Credit Agreement.

“Revolving Creditors” means Revolving Agent and Revolving Lenders, collectively.

“Revolving Lenders” has the meaning assigned to “Lenders” under the Affiliated Credit Agreement.

“Revolving Loan Obligations” has the meaning assigned to “Obligations” under the Affiliated Credit Agreement.

“Sagent Strides” means Sagent Strides LLC, a Wyoming limited liability company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.

“Security Document” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Service Agreement” means that certain Service Agreement entered into by and between DDN and Sagent as of May 3, 2007, as the same has been amended and as may be amended, modified, restated or replaced from time to time.

“Settlement Service” has the meaning set forth in Section 12.5(a)(v).

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Stated Maturity Date” means June 16, 2013.

“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its reasonable discretion. As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its reasonable discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“SVB Accounts” has the meaning set forth in Section 4.16.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by Borrower to provide protection against fluctuations in interest or currency exchange rates, but only to the extent Agent provides its prior written consent to the entry into such “swap agreement”.

“Tangible Net Worth” means, on any date, the consolidated total assets of Borrowers and their Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trademarks and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

“Taxes” has the meaning set forth in Section 2.8.

“Term Loan” has the meaning set forth in Section 2.1(a).

“Term Loan Commitment” means the sum of each Lender’s Term Loan Commitment Amount, which sum is equal to $15,000,000 on the Closing Date.

“Term Loan Commitment Amount” means, (i) as to any Lender that is a Lender on the Closing Date, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Amount”, as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Term Loans outstanding and its commitment to make advances in respect of the Term Loan) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party and (ii) as to any Lender that becomes a Lender after the Closing Date, the amount of the “Term Loan Commitment Amount(s)” of other Lender(s) assigned to such new Lender pursuant to the terms of the effective assignment agreement(s) pursuant to which such new Lender shall become a Lender, as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Term Loans outstanding and its commitment to make advances in respect of the Term Loan) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party.

“Term Loan Outstandings” means at any time of calculation the then existing aggregate outstanding principal amount of the Term Loan.

“Termination Date” means the earlier to occur of (a) the Stated Maturity Date, or (b) any date on which Agent accelerates the maturity of the Term Loan pursuant to Section 10.2.

“Total Liabilities” means, on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers’ consolidated balance sheet, including all Debt.

“UCC” means the Uniform Commercial Code of the State of Maryland or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“United States” means the United States of America.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its consolidated subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date except, in the case of unaudited financial statements, for the lack of footnotes, for being subject to year-end audit adjustments, and with respect to non-cash stock-based compensation. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Section 1.3 Other Definitional Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC.

Section 1.4 Funding and Settlement Currency. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5 Riders. All Riders attached hereto, if any, are hereby incorporated herein by this reference and made a part hereof.

ARTICLE 2 - LOANS AND LETTERS OF CREDIT

Section 2.1 Loans.

(a) Term Loans.

(i) Term Loan Amounts. On the terms and subject to the conditions set forth herein, each of the Lenders severally hereby agrees to make a term loan to Borrowers in an original principal amount equal to the Term Loan Commitment (collectively, the “Term Loan”). Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Amount, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. The Term Loan shall be funded in one advance on the Closing Date.

(ii) Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.

(A) There shall become due and payable, and Borrowers shall repay the Term Loan through, scheduled payments as set forth on Schedule 2.1 attached hereto. Notwithstanding the payment schedule set forth on Schedule 2.1, the outstanding principal amount of the Term Loan shall become immediately due and payable in full on the Termination Date.

(B) There shall become due and payable and Borrowers shall prepay the Term Loan in the following amounts and at the following times:

(i) Unless Agent shall otherwise consent in writing, on the date on which any Borrower (or Agent as loss payee or assignee) receives any cash casualty proceeds in excess of $250,000 on assets upon which Agent maintained a Lien, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses owing to a Person that are incurred by such Person in connection therewith and repayment of secured debt permitted under clause (c), (d) or (k) of the definition of Permitted Indebtedness and encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations;

(ii) an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Loans as provided for in Section 2.7; and

(iii) unless Agent shall otherwise consent in writing, upon receipt by any Borrower of the cash proceeds of any Asset Disposition or series of Asset Dispositions in excess of $250,000 in the aggregate in any calendar year that is not made in the Ordinary Course of

Business (other than (x) Asset Dispositions among the Credit Parties, (y) dispositions permitted by Section 5.6(b)(ii), and (z) Permitted Transfers), an amount equal to one hundred percent (100%) of the net cash proceeds of such Asset Disposition (net of (x) any fees or out-of-pocket expenses owing to a Person that are incurred by such Person in connection therewith, (y), repayment of secured debt permitted under clauses (c), (d) or (k) of the definition of Permitted Indebtedness and encumbering such asset, and (z) any taxes paid or reasonably estimated by the applicable Borrower to be payable by such Person in respect of such Asset Disposition (provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute net cash proceeds and be payable hereunder).

Notwithstanding the foregoing and so long as no Event of Default then exists: (1) any such casualty proceeds may be used (or committed to be used) by Borrowers within one hundred eighty (180) days from the receipt of such proceeds to replace or repair any assets in respect of which such proceeds were paid so long as (x) prior to the receipt of such proceeds, Borrowers have delivered to Agent a reinvestment plan detailing such replacement or repair acceptable to Agent in its reasonable discretion and (y) such proceeds are deposited into an account with Agent promptly upon receipt by such Borrower; and (2) proceeds of such Asset Dispositions may be used (or committed to be used) by Borrowers within one hundred eighty (180) days from the receipt of such proceeds to purchase new or replacement assets of comparable value, quality and utility (determined by Borrowers in their reasonable business judgment) provided that such proceeds are deposited into an account with Agent promptly upon receipt by such Borrower. All sums held by Agent pending reinvestment as described in subsections (1) and (2) above shall be deemed additional collateral for the Obligations and may be commingled with the general funds of Agent.

(C) Borrowers may from time to time, with at least two (2) Business Days prior delivery to Agent of an appropriately completed Payment Notification, prepay the Term Loan in whole but not in part (other than mandatory partial prepayments required under this Agreement); provided, however, that each such prepayment shall be accompanied by any fees required under the Financing Documents (including the fees required under Section 2.2(d)).

(D) Notwithstanding anything to the contrary contained herein (a) none of the indebtedness or obligations under the Affiliated Financing Documents may be prepaid in full or terminated without the simultaneous prepayment in full of all Obligations hereunder, and (b) any prepayment in full of the indebtedness under the Affiliated Financing Documents shall entitle Agent and/or Required Lenders to accelerate the maturity date of this Term Loan and declare all Obligations hereunder to be immediately due and payable.

(iii) All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Agent to the

Obligations in inverse order of maturity. The monthly payments required under Schedule 2.1 shall continue in the same amount (for so long as the Term Loan shall remain outstanding) notwithstanding any partial prepayment, whether mandatory or optional, of the Term Loan.

(iv) LIBOR Rate.

(A) Except as provided in subsection (C) below, the Term Loan shall accrue interest at the LIBOR Rate plus Applicable Margin.

(B) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in Applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the Loans bearing interest at the LIBOR Rate with respect to which such adjustment is made.

(C) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest at the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (z) such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.

(D) Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

Section 2.2 Interest, Interest Calculations and Certain Fees.

(a) Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin. Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand.

(b) Exit Fee. In addition to all other fees payable under this Agreement, Borrowers shall pay to Agent, for the benefit of all Lenders as compensation for the costs of making funds available to Borrowers under this Agreement an exit fee (the “Exit Fee”) calculated in accordance with this subsection and upon the date or dates required under this subsection. The Exit Fee shall be equal to $600,000.00. The Exit Fee shall be due and payable upon the earlier of (i) the Termination Date or (ii) the final payment of principal in respect of the Term Loan (whether upon ordinary maturity, prepayment, acceleration or otherwise). All fees payable pursuant to this paragraph shall be deemed fully accrued and earned as of the Closing Date.

(c) Reserved.

(d) Deferred Term Loan Commitment Fee. If the Term Loan is paid in full for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Stated Maturity Date, Borrowers shall pay to Agent, for the benefit of all Lenders and in addition to all other fees payable under this Agreement, a fee as compensation for the costs of such Lenders having made funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Term Loan Commitment in effect on the Closing Date by the following applicable percentage amount: five percent (5.0%) for the first year following the Closing Date, four percent (4.0%) for the second year following the Closing Date, and one percent (1.0%) for the third year following the Closing Date. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.

(e) Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and audits in connection with such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers; provided that, so long as no Event of Default has occurred and is continuing on the date any audit begins, Borrowers shall be liable for such fees and expenses in connection with not more than one (1) such audit with respect to any given calendar year; and provided further that, for so long as there is no Lender under this Agreement that is not (i) party to the Affiliated Credit Agreement as a Revolving Lender or (ii) an Affiliate of a Person described in clause (i) of this proviso, so long as no Event of Default has occurred and is continuing on the date any audit begins, Borrowers shall be liable for fees and expenses in connection with not more than three (3) audits in the aggregate conducted under the terms of this Agreement and/or the terms of the Affiliated Credit Agreement with respect to any given calendar year.

(f) Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, any and all fees, costs or expenses which Agent pays to a bank or other similar institution (including, without limitation, any fees paid by Agent to any other Lender) arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrowers, by Agent, of proceeds of the Loans made by any Lender to Borrowers pursuant to this Agreement, and (ii) the depositing for collection, by Agent, of any check or item of payment received or delivered to Agent on account of Obligations.

(g) Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to five percent (5.0%) of each delinquent payment.

(h) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(i) Automated Clearing House Payments. If Agent so elects, upon prior notice of such amounts due and owing, monthly payments of principal and interest shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting.

Section 2.3 Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Term Loan Commitment Amount.

Section 2.4 Reserved.

Section 2.5 Reserved.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 1:00 p.m. (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account after 1:00 p.m. (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b) Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of Maryland or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes; Capital Adequacy.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding (i) taxes imposed on or measured by Agent’s or any Lender’s net income (and franchise taxes solely to the extent imposed in lieu thereof) by the jurisdictions (or any political subdivisions thereof) under which Agent or such Lender is organized or in which its principal office or applicable lending office is located or in which it conducts business (other than solely as the result of entering into any of the Financing Documents or taking any action thereunder), (ii) taxes imposed by a jurisdiction as a result of a present or former connection between Agent or a Lender and the jurisdiction of the governmental authority imposing such tax (other than any such connection arising solely from Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Financing Document), or (iii) any branch profits taxes imposed by the United States or any similar taxes imposed by another jurisdiction in which any Borrower is located (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as are necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Agent or such Lender first made written demand therefor.

(b) If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(c) Each Lender that (i) is organized under the laws of a jurisdiction other than the United States, and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to each of Borrowers and Agent one or more (as Borrowers or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8EXP, W-8BEN, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes. Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 with respect to United States withholding Taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph other than as a result of a change in law after the date such Foreign Lender becomes a Foreign Lender. In addition, any Lender shall deliver to Agent and Borrower Representative, upon reasonable request, such other documentation prescribed by applicable law as will establish whether or not such Lender is subject to backup withholding or information reporting requirements.

(d) If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.

(e) If any Lender requires compensation under Section 2.8(d), or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such subsection, as the case may be, in the future, and

(ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion). Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or in respect of which a Borrower has paid additional amounts pursuant to this Section 2.8, it shall promptly pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.8 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to such Borrower or any other Person.

Section 2.9 Appointment of Borrower Representative. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing Notices of Borrowing and giving instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Financing Documents. Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business (for the purposes provided in this Agreement) shall be deemed to be immediately advanced by Borrower Representative to the appropriate other Borrower hereunder as an intercompany loan (collectively, “Intercompany Loans”). All collections of each Borrower in respect of Accounts and other proceeds of Collateral of such Borrower received by Agent and applied to the Obligations shall also be deemed to be repayments of the Intercompany Loans owing by such Borrower to Borrower Representative. Borrowers shall maintain accurate books and records with respect to all Intercompany Loans and all repayments thereof. Agent and each Lender may regard any notice or other communication pursuant to any Financing Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.10 Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a) Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c) Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement or by law) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all surety defenses being hereby waived by each Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.

(d) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by another Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e) The Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to zero through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1 Existence and Power. Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and is not organized under any other jurisdiction, has the same legal name as it appears in such Credit Party’s articles of incorporation and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect. Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party over the five (5) year period preceding the Closing Date, (a) has had any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4 Capitalization. The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on Schedule 3.4. All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders and Liens in favor of Revolving Agent for its benefit and the benefit of the Revolving Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5 Financial Information. All information delivered to Agent and pertaining to the financial condition of any Credit Party fairly presents the financial position of such Credit Party as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year end adjustments, the absence of footnote disclosures and non-cash stock-based compensation). Since December 31, 2009, there has been no material adverse change in the business, operations, properties or condition (financial or otherwise) of any Credit Party.

Section 3.6 Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against, any Credit Party. There is no Litigation pending which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7 Ownership of Property; Marketing and Distribution Rights. Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person. Except as set forth on Schedule 3.7 with respect to certain marketing and/or distribution arrangements in effect on the Closing Date, each Borrower possesses all rights necessary to market and distribute any Product that is marketed and/or distributed by such Person.

Section 3.8 No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party. Hours worked and payments made to the employees of the Credit Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10 Regulated Entities. No Credit Party is regulated as an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties, their Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes. Except as could not reasonably be expected to have a Material Adverse Effect, all federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Without limiting the generality of the foregoing, except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid except where the nonpayment of such Taxes could not reasonably be expected to have a Material Adverse Effect. All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) During the thirty-six (36) month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Consummation of Financing Documents; Brokers. Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith. Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fee in connection herewith or therewith.

Section 3.16 Related Transactions. All transactions contemplated by the Organizational Documents, if any, to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Organizational Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no such transactions are contemplated or required by the Organizational Documents.

Section 3.17 Material Contracts. Except for the agreements set forth on Schedule 3.17 (the “Material Contracts”), as of the Closing Date there are no (a) employment agreements covering the management of any Credit Party, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products), or (f) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (a), (c), (d), (e) and (f) requiring payment of more than $250,000 in any year, (g) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (h) third party billing arrangements to which any Credit Party is a party, or (i) any other agreements or instruments to which any Credit Party is a party, in each case, the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Borrower is a party (as a lessee) as of the Closing Date, the address of the subject property and the annual rental (or, where applicable, a general description of the method of computing the annual rental). The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials.

Except in each case as set forth on Schedule 3.18:

(a) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b) no property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property. Except as indicated on Schedule 3.19, each Credit Party owns, is licensed to use or otherwise has the right to use all Intellectual Property that is material to the condition (financial or otherwise), business or operations of such Credit Party. All Intellectual Property existing as of the Closing Date and owned by a Borrower which is issued, registered or pending with any United States or foreign Governmental Authority (including without limitation any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Borrower is the licensee of any registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person (other than commercially available software) are set forth on Schedule 3.19. Such Schedule 3.19 indicates in each case whether such registered Intellectual Property (or application therefore) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefore), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license and indicates whether there are any purported restrictions in such license on the ability to such Credit Party to grant a security interest in and/or to transfer any of its rights as a licensee under such license. Except as indicated on Schedule 3.19, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefore) purported to be owned by such Credit Party, free and clear of any Liens and/or licenses in favor of third parties, other than such Liens and/or licenses that are Permitted Liens, or agreements or covenants not to sue such third parties for infringement. All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No Credit Party is party to, nor bound by, any material license or other agreement with respect to which any Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Borrower’s interest in such license or agreement or other property. To such Borrower’s knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Borrower under the Financing Documents, the Credit Parties, taken as a whole, are Solvent.

Section 3.21 Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made; it being understood that all financial projections delivered to Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Borrower’s best estimate of such Borrower’s future financial performance and such assumptions are believed by such Borrower to be fair and reasonable in light of current business conditions; provided, however, that Borrowers can give no assurance that such projections will be attained.

Section 3.22 Interest Rate. The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any of the Organizational Documents.

Section 3.23 Subsidiaries. Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities except for Permitted Investments.

ARTICLE 4 - AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1 Financial Statements and Other Reports. Each Borrower will deliver to Agent: (1) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet, cash flow and income statement covering Holdings’ and its Consolidated Subsidiaries’ consolidated and consolidating operations during the period, prepared under GAAP, consistently applied, certified by a Responsible Officer and in a form acceptable to Agent; (2) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, audited consolidated financial statements covering Holdings’ and its Consolidated Subsidiaries’ consolidated operations during such fiscal year prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; (3) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to Borrower’s security holders and copies of all reports and other filings made by Borrower with any stock exchange on which any securities of any Borrower are traded and/or the SEC; (4) prompt written notice of an event that materially and adversely affects the value of any material Intellectual Property; and (5) budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Borrowers, their business and the Collateral as Agent may from time to time reasonably request. Each Borrower will, within thirty (30) days after the last day of each month, deliver to Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement. Promptly upon their becoming available, Borrowers shall deliver to Agent copies of all Swap Contracts.

Section 4.2 Payment and Performance of Obligations. Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, at or prior to maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any collateral, except for Permitted Liens, (b) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (c) will not breach or permit any Subsidiary to breach, permit to exist any default caused by a Borrower or Subsidiary, or fail to take commercially reasonable remedial action with respect to any default by a third party, under, the terms of any Material Contract, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence. Each Borrower will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective existence and their respective rights, privileges and franchises necessary in the normal conduct of business except for a transaction permitted under clause (a) of Section 5.6.

Section 4.4 Maintenance of Property; Insurance.

(a) Each Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any part of the Collateral necessary in its business becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner.

(b) Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any, following which Agent shall return the security, if any, deposited with Agent pursuant to the definition of Permitted Contest.

(c) Each Borrower will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood and quake, to the extent any real or personal property is located in a federally designated flood zone or quake zone, as applicable), covering the repair and replacement cost of all such property and coverage for business interruption and rent loss and professional liability and public liability insurance (including products/completed operations liability coverage), and (ii) general and professional liability insurance, and (iii) such other insurance coverage in such amounts and with respect to such risks as Agent may request from time to time, pursuant to the Insurance Requirements attached hereto as Schedule 4.4; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

(d) On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Agent to be named as an additional insured and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Agent. Borrowers will deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower.

(e) In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral.

Section 4.5 Compliance with Laws. Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Accounts or Inventory.

Section 4.6 Inspection of Property, Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP; and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Borrower or any applicable Subsidiary, representatives of Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired; provided, that so long as no Event of Default exists on the date any audit or examination begins, Borrowers shall be liable for the fees and expenses associated with no more than one (1) such audit and/or examination with respect to any given calendar year; and provided further that, for so long as there is no Lender under this Agreement that is not (i) party to the Affiliated Credit Agreement as a Revolving Lender or (ii) an Affiliate of a Person described in clause (i) of this proviso, so long as no Event of Default has occurred and is continuing on the date any audit begins, Borrowers shall be liable for fees and expenses in connection with not more than three (3) audits in the aggregate conducted under the terms of this Agreement and/or the terms of the Affiliated Credit Agreement with respect to any given calendar year. In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Borrower or any applicable Subsidiary commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7 Use of Proceeds. Borrowers shall use the proceeds of the Term Loans solely for (a) transaction fees incurred in connection with the Financing Documents, and (b) for working capital needs and general corporate purposes of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

Section 4.8 Estoppel Certificates. After written request by Agent, Borrowers, within fifteen (15) days and at their expense, will furnish Agent with a statement, duly acknowledged and certified, setting forth (a) the amount of the original principal amount of the Notes, and the unpaid principal amount of the Notes, (b) the rate of interest of the Notes, (c) the date payments of interest and/or principal were last paid, (d) any offsets or defenses to the payment of the Obligations, and if any are alleged, the nature thereof, (e) that the Notes and this Agreement have not been modified or if modified, giving particulars of such modification, and (f) that there has occurred and is then continuing no Default or if such Default exists, the nature thereof, the period of time it has existed, and the action being taken to remedy such Default.

Section 4.9 Notices of Litigation and Defaults. Borrowers will give prompt written notice to Agent of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon any Borrower becoming aware of the existence of any default under the Service Agreement or any Default or Event of Default, Borrowers shall give written notice to Agent of such occurrence, which such notice shall include a reasonably detailed description of such Default or Event of Default. Also without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon receipt, Borrower shall furnish to Agent copies of any notices received from Revolving Agent or any Revolving Lender under the Affiliated Financing Documents and any request by any party thereto for any waiver, amendment or modification of any of the terms thereof.

Section 4.10 Hazardous Materials; Remediation. If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

Section 4.11 Further Assurances.

(a) Each Borrower will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a second priority Lien (subject only to the Liens in favor of Revolving Creditors and to other Permitted Liens) in favor of Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations. Without limiting the generality of the foregoing, (x) Borrowers shall, at the time of the delivery of any Compliance Certificate disclosing the acquisition by an Credit Party of any registered Intellectual Property or application for the registration of Intellectual Property, deliver to Agent a duly completed and executed Supplement to the applicable Credit Party’s Patent Security Agreement or Trademark Security Agreement in the form of the respective Exhibit thereto and (y) at the request of Agent, following the disclosure by Borrowers on any Compliance Certificate of the acquisition by any Credit Party of any rights under a license as a licensee with respect to any registered Intellectual Property or application for the registration of any Intellectual Property owned by another Person, Borrowers shall execute any documents requested by Agent to establish, create, preserve, protect and perfect a second priority Lien (subject only to the Liens in favor of Revolving Creditors and to other Permitted Liens) in favor of Agent, to the extent legally possible, in such Borrower’s rights under such license and, except with respect to licenses arising from the purchase of “off the shelf” products, shall use their commercially reasonable best efforts to obtain the written consent of the licensor which such license to the granting in favor of Agent of a Lien on such Borrower’s rights as licensee under such license.

(b) Upon receipt of an affidavit of an officer of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record together with an indemnification from the holder of such Note in a form reasonably acceptable to Borrowers and such holder, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing

Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c) Upon the formation or acquisition of a new Subsidiary, Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to the Agent pursuant to a pledge agreement in form and substance satisfactory to the Agent, all of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Borrower, along with undated stock or equivalent powers for any certificates evidencing such equity interests, executed in blank; provided, that Borrowers shall not be required to pledge more than 65% of the equity interests of any Foreign Subsidiary; (ii) unless Agent shall agree otherwise in writing, cause any new Domestic Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of the Agent in order to grant the Agent, acting on behalf of the Lenders, a second priority Lien (subject only to the Liens in favor of Revolving Creditors and to other Permitted Liens) on all real and personal property of such Domestic Subsidiary in existence as of such date and in all after acquired property, which second priority Liens are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Domestic Subsidiary to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates (if available), by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents (if applicable), incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other reasonable actions as may be requested by the Agent, in each case, in form and substance reasonably satisfactory to the Agent.

(d) Upon the request of Agent, Borrowers shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the Collateral included in or proposed to be included in the “Borrowing Base” (as such term is defined in the Affiliated Financing Documents) or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.

(e) Within thirty (30) days after the consummation of the initial public offering of shares of Holdings (which period may be extended in the reasonable discretion of Agent), Borrowers shall (i) cause Holdings to pledge to the Agent pursuant to a pledge agreement in form and substance reasonably satisfactory to the Agent, all of the outstanding shares of equity interests Sagent owned directly by Holdings, along with undated stock or equivalent powers for any certificates evidencing such equity interests, executed in blank; (ii)

cause Holdings to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of the Agent in order to grant the Agent, acting on behalf of the Lenders, a second priority Lien (subject only to the Liens in favor of Revolving Creditors and to other Permitted Liens) on all owned real and personal property of Holdings in existence as of such date and in all after acquired property (other than Holdings’ equity interests in Kanghong Sagent Pharmaceutical, Inc., which for the avoidance of doubt shall not be required to be pledged as Collateral), which second priority Liens are required to be granted pursuant to this Agreement; (iii) cause Holdings to either (at the election of Sagent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance reasonably satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance reasonably satisfactory to Agent; and (iv) cause Holdings to deliver certified copies of Holdings’ certificate or articles of incorporation, together with good standing certificates (if available), by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents (if applicable), incumbency certificates and to execute and/or deliver such other customary documents and legal opinions or to take such other reasonable actions as may be requested by the Agent, in each case, in form and substance reasonably satisfactory to the Agent. Agent, Lenders and Borrowers agree to negotiate in good faith modifications to this Agreement and the other Financing Documents relating to the joinder of Holdings as a Credit Party and the fact that Holdings will be a publicly traded entity, including, without limitation, modifications to the affirmative and negative covenants to permit transactions between Holdings and Sagent and make other changes relative to Holdings’ operations.

Section 4.12 Product Marketing Rights. Each Borrower shall, at all times, possess all rights necessary to market and distribute any Product that is marketed and/or distributed by such Person.

Section 4.13 Power of Attorney. Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (a) after the occurrence and during the continuance of an Event of Default endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of an Event of Default, take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than three (3) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to (x) after the occurrence and during the continuance of an Event of Default, enforce any Account or other Collateral or (y) perfect Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14 Collateral Administration.

(a) All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers, at their respective principal offices, or by DDN, on behalf of Borrowers, at the locations set forth in and pursuant to the terms of the Service Agreement and shall not be moved from such locations without (i) providing prior written notice to Agent, and (ii) obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld.

(b) Borrowers will provide Agent with a perpetual inventory report at least once every sixty (60) days and, upon the occurrence of an Event of Default, more frequently if Agent so requests. Each Borrower will use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition. In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Inventory owned by each Borrower or any Subsidiaries; provided, that so long as no Event of Default or Default has occurred, Borrowers shall be liable for such fees and expenses for no more than one (1) such appraisal of Inventory with respect to any given calendar year.

Section 4.15 Updates of Representations. Borrowers shall deliver to Agent within ten (10) days of the written request of Agent an Officer’s Certificate updating all of the representations and warranties contained in this Agreement and the other Financing Documents and certifying that all of the representations and warranties contained in this Agreement and the other Financing Documents, as updated pursuant to such Officer’s Certificate, are true, accurate and complete in all material respects (or if any representation or warranty is qualified with respect to materiality, in all respects) as of the date of such Officer’s Certificate.

Section 4.16 SVB Accounts. On or before the thirtieth (30th) calendar day following the Closing Date, Borrowers shall establish a Deposit Account and a Securities Account with Silicon Valley Bank, or an Affiliate of Silicon Valley Bank (collectively, the “SVB Accounts”). From and after the date on which the SVB Accounts are established, the total funds in aggregate on deposit in the SVB Accounts at all times shall equal the lesser of (i) $15,000,000 or (ii) 65% of the amount of cash on hand of Borrowers and their Consolidated Subsidiaries.

ARTICLE 5 - NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1 Debt; Contingent Obligations. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Indebtedness. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2 Liens. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens. Without limiting the generality of the foregoing, no Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any of its or their Intellectual Property, except for Permitted Liens.

Section 5.3 Restricted Distributions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution; provided, however, that the following Distributions may be paid: (a) at any time, dividends may be paid by any Subsidiary of any Borrower to such parent Borrower (and/or to any intermediate Subsidiary who is also a Borrower); (b) any Borrower may pay dividends solely in common stock; (c) Borrower may make Distributions to Holdings in amounts necessary to permit Holdings to repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that such repurchase does not exceed $150,000 in the aggregate per fiscal year, and (d) Borrower may make Distributions to Holdings during fiscal year 2011 in an amount not to exceed $1,500,000, which Distribution shall be used by Holdings to pay fees and expenses related to the contemplated public offering of Holdings (whether or not consummated).

Section 5.4 Restrictive Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents, the Affiliated Financing Documents, and any agreements for Debt permitted under clause (c) of the definition of Permitted Indebtedness) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and the Affiliated Financing Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary.

Section 5.5 Payments and Modifications of Subordinated Debt. No Borrower will, directly or indirectly, declare, pay, make or set aside any amount for payment in respect of Subordinated Debt unless permitted pursuant to the applicable Subordination Agreement.

Section 5.6 Consolidations, Mergers and Sales of Assets; Change in Control. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person, other than (i) mergers to consummate an acquisition permitted by subclauses (a), (b)(viii) and (b)(xii) of the definition of Permitted Investments and (ii) with not less than twenty (20) Business Days’ prior written notice to Agent (or such lesser amount of notice as Agent, in its sole discretion, may from time to time permit) mergers of any Subsidiary of a Borrower that is wholly-owned with and into a Borrower (with such Borrower as the surviving entity of such merger) or with and into any other Subsidiary of a Borrower that is wholly-owned or (b) consummate any asset dispositions other than (i) dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale, (ii) dispositions of personal property assets (other than Accounts) for cash and fair value that the applicable

Borrower determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries, (iii) the granting of Liens that are Permitted Liens, and (iv) licensing Intellectual Property in the Ordinary Course of Business. No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor other than Permitted Transfers with respect to such Persons.

Section 5.7 Purchase of Assets, Investments. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire any assets other than in the Ordinary Course of Business or as permitted under subclauses (a), (b)(viii) and (b)(xii) of the definition of Permitted Investments; (b) except with respect to Sagent Strides, engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (c) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments.

Section 5.8 Transactions with Affiliates. Except as otherwise disclosed on Schedule 5.8, and except for transactions that contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party and, with respect to transactions entered into with any director or officer of a Credit Party are disclosed in writing to Agent in advance of being entered into, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower other than employment arrangements and directors fees and expenses (including indemnification expenses) entered into or payable in the Ordinary Course of Business.

Section 5.9 Modification of Organizational Documents. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10 Modification of Certain Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Agent or the Lenders or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Borrower or any Subsidiary; or (d) reduces in any material respect any rights or benefits of any Borrower or any Subsidiaries (it being understood and agreed that any such determination shall be in the discretion of the Agent). Each Borrower shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents, and such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Agent.

Section 5.11 Conduct of Business. No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related thereto.

Section 5.12 Lease Payments. No Borrower will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business.

Section 5.13 Limitation on Sale and Leaseback Transactions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.14 Deposit Accounts and Securities Accounts. Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Closing Date. No Borrower will, or will permit any Subsidiary that is a Credit Party to, directly or indirectly, establish any new bank account, Deposit Account or Securities Account without prior written notice to Agent.

Section 5.15 Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower or any additional Credit Party becomes a Blocked Person or becomes listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

ARTICLE 6 - FINANCIAL COVENANTS

Section 6.1 Additional Defined Terms. The following additional definitions are hereby appended to Section 1.1 of this Agreement:

“Approved Goods and Services” means goods sold and/or services rendered by Borrowers in the Ordinary Course of Business, in material compliance with all Laws, and consistent with the type of goods sold and/or services rendered by Borrowers throughout all or substantially all of its business operations as of the Closing Date.

CONFIDENTIAL TREATMENT

“Net Invoiced Revenues” means revenues of Borrowers generated and invoiced in the Ordinary Course of Business from the sale or provision of Approved Goods and Services and which are fully and unconditionally earned under the terms of such sale or provision net of wholesaler chargebacks, allowances for product returns, cash discounts, administrative fees and other rebates.

Section 6.2 Minimum Net Invoiced Revenues. Borrowers agree that an Event of Default shall be deemed to have occurred under this Agreement if the Borrowers’ Net Invoiced Revenues for any calendar quarter during the period beginning with the quarter ended March 31, 2011 and ending with the calendar quarter ended December 31, 2011 (each which shall be the Defined Period) shall be less than the amounts set forth below (or any lower amount identified in writing by Agent):

Period	Net Invoiced Revenues
March 31, 2011	*
June 30, 2011	*
September 30, 2011	*
December 31, 2011	*

Agent shall set Borrowers’ minimum Net Invoiced Revenues for the calendar quarters during Fiscal Year 2012 at an amount equal to 60% of the 2012 board-approved plan, which plan shall be (i) satisfactory to the Lenders in their reasonable discretion and (ii) delivered to Agent on or before December 31, 2011. Agent further shall set Borrowers’ minimum Net Invoiced Revenues for the calendar quarters ending March 31, 2013 at an amount equal to 60% of the 2013 board-approved plan, which plan shall be (i) satisfactory to the Lenders in their reasonable discretion and (ii) delivered to Agent on or before December 31, 2012. Upon any such determination by Agent, Borrowers, Agent and Lenders agree to amend this Section 6.2 to incorporate such minimum Net Invoiced Revenues.

Section 6.3 Evidence of Compliance. Borrowers shall furnish to Agent, together with the financial reporting required of Borrowers in Section 4.1 hereof, evidence (in form and content satisfactory to Agent) of Borrowers’ compliance with the covenants in this Article and evidence that no Event of Default specified in this Article has occurred. Such evidence shall include, without limitation, (a) a statement and report, on a form reasonably approved by Agent, detailing Borrowers’ calculations, and (b) if requested by Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of wholesaler chargebacks, allowances for product returns, cash discounts, administrative fees and other rebates incurred during such month, as Agent shall reasonably require) evidencing the propriety of the calculations.

ARTICLE 7 - CONDITIONS

Section 7.1 Conditions to Closing. The obligation of each Lender to make the Term Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel, each in form

[*]	Indicates that text has been omitted which is the subject of a confidential treatment request. This text has been separately filed with the Securities and Exchange Commission.

and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion:

(a) the payment of all fees, expenses and other amounts due and payable under each Financing Document; and

(b) since December 31, 2009, the absence of any material adverse change in any aspect of the business, operations, properties, or condition (financial or otherwise) of any Credit Party or any event or condition which could reasonably be expected to result in such a material adverse change.

(c) receipt of certificate executed by a Responsible Officer of Sagent certifying that (i) immediately before and after the funding of the Term Loan, no Default or Event of Default has occurred and is continuing; and (ii) the representations and warranties (as each such representation and warranty was qualified by the exceptions, limitations and qualifications referred to herein) of each Credit Party contained in the Financing Documents are true, correct and complete in all material respects (or if any representation or warranty is qualified with respect to materiality, in all respects) on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (or if any representation or warranty is qualified with respect to materiality, in all respects);

Section 7.2 Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

Section 7.3 Post Closing Requirements. Borrowers shall complete each of the post closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.3 attached hereto on or before the date set forth for each such item thereon (which date may be extended by consent of the Required Lenders, in their sole discretion), each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.

ARTICLE 8 - RESERVED

ARTICLE 9 - SECURITY AGREEMENT

Section 9.1 Generally. As security for the payment and performance of the Obligations and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby collaterally assign and grant to Agent, for the benefit of itself and Lenders, a continuing second priority Lien on and security interest in, upon, and to the personal property set forth on Schedule 9.1 attached hereto and made a part hereof, subject only to the Liens in favor of Revolving Creditors and to other Permitted Liens.

Section 9.2 Representations and Warranties and Covenants Relating to Collateral.

(a) Schedule 9.2 sets forth (i) each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Borrowers regarding any of the Collateral are kept, which such Schedule 9.2 indicates in each case which Borrower(s) have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Borrowers(s), indicates the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(b) Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Borrower as a licensee under any license of Intellectual Property owned by another Person (other than licenses arising from the purchase of “off the shelf” products), and except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Borrower and any other Person relating to any such collateral, including any license to which a Borrower is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Borrower or any other Person.

(c) As of the Closing Date, no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than equity interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4) and Borrowers shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities

Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).

(d) Borrowers shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days prior written notice to Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

(e) Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default exists and in amounts which are not material with respect to the Account) without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(f) Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i) Borrowers shall deliver to Agent all tangible Chattel Paper and all Instruments with a value in excess of $100,000 and documents owned by any Borrower and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Borrowers shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments.

Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Borrowers shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Borrowers.

(ii) Borrowers shall deliver to Agent all letters of credit on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Borrowers shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.

(iii) Borrowers shall promptly advise Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim that constitutes part of the Collateral, which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv) Except for Accounts and Inventory in an aggregate amount of $100,000, no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Borrowers’ agents or processors without prior written notice to Agent and the receipt by Agent, if Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Agent prior to the commencement of such possession or control. Borrower has notified Agent that Inventory is currently located at the locations set forth on Schedule 9.2. Borrowers shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent’s account subject to Agent’s instructions and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Agent’s benefit.

(v) Borrowers shall cause all equipment and other tangible Personal Property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs and replacements in connection therewith that are necessary or desirable to such end. Upon request of Agent, Borrowers shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Borrowers shall not permit any such tangible Personal Property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi) Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.

(vii) As of the Closing Date, no Borrower holds, and after the Closing Date Borrowers shall promptly notify Agent in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, Borrowers shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

(viii) Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

(g) With respect to any requirements herein for any Credit Party to deliver originals of certificated securities, tangible Chattel Paper, Instruments, letters of credit or similar documents constituting Collateral, such requirements shall be deemed satisfied to the extent the requirements to deliver the same under the Affiliated Financing Documents are in effect and are satisfied by such Credit Party.

ARTICLE 10 - EVENTS OF DEFAULT

Section 10.1 Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing

Document or there shall occur any default in the performance of or compliance with any of the following sections of this Agreement: Article 5; Article 6; Sections 4.1, 4.4(c) and 4.6;

(b) any Credit Party defaults (i) in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within thirty (30) days after the earlier of (1) receipt by Borrower Representative of notice from Agent or Required Lenders of such default or (2) any Borrower’s knowledge thereof;

(c) any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d)(i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, Debt or other liabilities having an individual principal amount in excess of $50,000 or having an aggregate principal amount in excess of $100,000 to become or be declared due prior to its stated maturity or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;

(e) any Credit Party or any Subsidiary of a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f) an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Borrower under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g)(i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $25,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $25,000;

(h) one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $100,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i) any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens for any reason other than the failure of Agent or any Lender to take any action within its control, or any Credit Party shall so assert;

(j) the institution by any Governmental Authority of criminal proceedings against any Credit Party;

(k) a default or event of default occurs under any Guarantee of any portion of the Obligations that is not cured or waived within any applicable grace period provided therein;

(l) any Borrower makes any payment on account of any Debt that has been subordinated to any of the Obligations, other than payments specifically permitted by the terms of such subordination;

(m) if any Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Borrower’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

(n) there shall occur any “Event of Default” under, and as defined in, the Affiliated Financing Documents; or

(o) Borrowers shall fail to deliver the financial projections and/or plans required pursuant to Section 6.2 by the date set forth therein.

Notwithstanding the foregoing, if a Credit Party fails to comply with any same provision of this Agreement three (3) times in any twelve (12) month period and Agent has given to Borrower Representative in connection with each such failure any notice to which Borrowers would be entitled under this Section before such failure could become an Event of Default, then upon delivery of written notice to Borrower Representative from Agent (which notice may be delivered in Agent’s sole discretion) all subsequent failures by a Credit Party to comply with such provision of this Agreement shall effect an immediate Event of Default (without the expiration of any applicable cure period) with respect to all subsequent failures by a Credit Party to comply with such provision of this Agreement, and Agent thereupon may exercise any remedy set forth in this Article 10 without affording Borrowers any opportunity to cure such Event of Default.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2 Acceleration of Term Loan. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, by notice to Borrower Representative declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 10.3 UCC Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:

(i) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii) The right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii) The right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv) The right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower.

(v) The right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.

(b) Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, to pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral; to execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral; and to do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

(d) Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, during the continuance of an Event of Default, without charge, Borrowers’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit, subject to any rights of third-party licensors or licensees, as applicable.

Section 10.4 Reserved.

Section 10.5 Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are five percent (5.0%) per annum in excess of the rates otherwise payable under this Agreement.

Section 10.6 Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s

Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any other Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

Section 10.8 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Agent or any Lender in accordance with the terms of this Agreement; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender in accordance with the terms of this Agreement with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; and (iii) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time if an Event of

Default is continuing to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10 Marshalling. Agent and Lenders shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Obligations or any other obligation owed to Agent or Lenders by any Credit Party.

ARTICLE 11 - AGENT

Section 11.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 11.2 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 100% of its Loan (either directly to such Person, or together with one or more of such Person’s Affiliates), in each case without the consent of the Lenders or Borrowers. Following any such assignment, Agent shall give notice to the Lenders and Borrowers. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c) Upon (i) an assignment permitted by subsection (a) above or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 11.3 Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4 Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6 Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 11.7 Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon payment in full of all Obligations, and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Swap Contracts secured, in whole or in part, by any Collateral; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) release or subordinate any Lien granted to or held by Agent under any Security Document constituting personal property described in Section 5.6 (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any personal property described in Section 5.6). Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10 Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent, as provided in Section 11.5), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Reserved.

Section 11.13 Payment and Sharing of Payment.

(a) Term Loan Payments. Payments of principal, interest and fees in respect of the Term Loan will be settled on the date of receipt if received by Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c) Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(d) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its pro rata share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (d) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (d) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (d) to share in the benefits of any recovery on such secured claim.

Section 11.14 Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15 Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16 Buy-Out Upon Refinancing. MCF shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.

ARTICLE 12 - MISCELLANEOUS

Section 12.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Section 2.8 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 12.2 No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 12.4(b); provided, however, that Agent shall be entitled, in its sole and absolute discretion, to waive any financial covenant of any Credit Party and to provide its written consent to a proposed Swap Contract without the consent of any other Lender.

(b) In addition to the required signatures under Section 12.4(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i) if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii) if the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (i) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (ii) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(a)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or for any termination of any commitment; (iii) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (iv), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (v) amend, waive or otherwise modify this Section 12.4(b) or the definitions of the terms used in this Section 12.4(b) insofar as the definitions affect the substance of this Section 12.4(b); (vi) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (vi), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (viii) amend any of the provisions of Section 10.6 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Term Loan Commitment Amount, or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (iii), (iv), (v), (vi) and (vii) of the preceding sentence.

(c) Without limitation of the provisions of the preceding clause (a) and (b), no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty then in existence, modify the provisions of Section 11.6 in any manner adverse to the interests of each such Eligible Swap Counterparty.

Section 12.5 Assignments and Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds. After Agent’s receipt and acceptance of any such Assignment Agreement, Agent shall furnish to

Borrower Representative notice of the assignment effectuated by such Assignment Agreement.

(ii) From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(iv) Notwithstanding the foregoing provisions of this Section 12.5(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding the foregoing provisions of this Section 12.5(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 12.5(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of

Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c) Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, the Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 12.5(a); provided, however, that (i) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) or Section 2.8(d), as applicable, of this Agreement through the date of such sale and assignment, and (ii) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 12.5(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this

Section 12.5(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.5(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 12.5(a), Borrowers, shall be effective for purposes of this Section 12.5(c) and Section 12.5(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 12.6 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.7 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.8 Confidentiality. Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (a) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (b) to prospective transferees or purchasers of any interest in the Loans, the Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (c) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (d) as may be required in connection with the examination, audit or similar investigation of such Person, and (e) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization, provided, however, that any such Persons are bound by obligations of confidentiality. For the purposes of this Section, “Securitization” shall mean (i) the pledge of the Loans as collateral security for loans to a Lender or (ii) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 12.9 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby except to the extent such damages result from the gross negligence of willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction.

Section 12.10 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MONTGOMERY, STATE OF MARYLAND AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.11 WAIVER OF JURY TRIAL. EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS

RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.12 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.

(b) Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Section 12.13 Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.14 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.15 Time. Time is of the essence in each Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 12.16 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.17 Expenses; Indemnity.

(a) Borrowers agree to pay all reasonable legal, audit and appraisal fees and all other reasonable out-of-pocket charges and expenses incurred by Agent and Lenders (including the fees and expenses of Agent’s counsel, advisors and consultants) in connection with the negotiation, preparation, legal review and execution of each of the Financing Documents, including but not limited to UCC and judgment lien searches and UCC filings and fees for post-closing UCC and judgment lien searches. In addition, Borrowers shall pay all such reasonable fees and expenses associated with any amendments, modifications and terminations to the Financing Documents following closing. If Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.

(b) Borrowers agree to pay all out-of-pocket charges and expenses incurred by Agent (including the fees and expenses of Agent’s counsel, advisers and consultants) in connection with the administration of this Agreement and the other Financing Documents and the credit facilities provided hereunder and thereunder, the administration, enforcement, protection or preservation of any right or claim of Agent, the termination of this Agreement, the termination of any Liens of Agent on the Collateral, or the collection of any amounts due under the Financing Documents, including any such charges and expenses incurred in connection with any “work-out” or with any proceeding under the Bankruptcy Code with respect to any Credit Party. If Agent uses in-house counsel for any of these purposes (i.e., for any task in connection with the enforcement, protection or preservation of any right or claim of Agent and Lenders and the collection of any amounts due under the Financing Documents or in connection with any other purpose mentioned in the foregoing sentence), Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent for the work performed.

(c) Borrowers hereby indemnify and agree to defend (with counsel reasonably acceptable to Agent) and hold harmless Agent and Lenders, their partners, officers, agents and employees (collectively in the singular, “Indemnitee”) from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by any Indemnitee or in which an Indemnitee may ever be or become involved (whether as a party, witness or otherwise) (a) arising from any Credit Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under the Financing Documents, (b) arising from the breach of any of the representations or warranties contained in any Financing Document, (c) arising by reason of this Agreement, the other Financing Documents or the transactions contemplated hereby or thereby, or (d) relating to claims of any Person with respect to the Collateral; provided, however, Borrower shall not be liable under this Section 12.17(c) to the extent such loss is solely related to Indemnitee’s gross negligence or willful misconduct.

(d) Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.17 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 12.18 Agreement with Revolving Agent. Notwithstanding anything herein to the contrary, the priority of the Liens and security interests granted to the Agent pursuant to or in connection with this Agreement or any other Financing Document and the exercise of any right or remedy against the Collateral by the Agent hereunder are subject to the provisions of a separate agreement between Agent and Revolving Agent, for so long as such separate agreement is in effect.

Section 12.19 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.20 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

(Signature Page to Credit and Security Agreement)

IN WITNESS WHEREOF, intending to be legally bound, and intending that this agreement constitute an agreement executed under seal, the undersigned have duly executed this Agreement under seal as of the day and year first hereinabove set forth.

BORROWERS:	SAGENT PHARMACEUTICALS, a Wyoming corporation

	By:	/s/ Ronald Pauli	(SEAL)
Ronald Pauli
Chief Financial Officer

Address:

1901 North Roselle Road
Suite 700
Schaumburg, IL 60195
Attn: Ron Pauli, Chief Financial Officer
Facsimile: (847) 908-1601
E-Mail: rpauli@sagentpharma.com

(Signature Page to Credit and Security Agreement)

AGENT:	MIDCAP FUNDING III, LLC, a Delaware limited liability company, as Agent

	By:	/s/ Joshua Groman, PhD	(SEAL)
Joshua Groman, PhD
Managing Director

Address:

7735 Old Georgetown Rd. Suite 400
Bethesda, Maryland 20814
Attn: Account Manager for Sagent transaction
Facsimile: 301-941-1450

Payment Account Designation:

Silicon Valley Bank
ABA #: 121140399
Account Name: MidCap Funding III, LLC
Account #: 3300690327
Attention: Sagent Pharmaceuticals

(Signature Page to Credit and Security Agreement)

LENDER:	MIDCAP FUNDING III, LLC, a Delaware limited liability company, as Lender

	By:	/s/ Joshua Groman, PhD	(SEAL)
Joshua Groman, PhD
Managing Director

Address:

7735 Old Georgetown Rd. Suite 400
Bethesda, Maryland 20814
Attn: Account Manager for Sagent transaction
Facsimile: 301-941-1450

(Signature Page to Credit and Security Agreement)

LENDER:	SILICON VALLEY BANK, as Lender

	By:	/s/ Mike Meier	(SEAL)
Mike Meier
Relationship Manager

Address:

555 Mission Street
Suite 900
San Francisco, California 94105

ANNEXES, EXHIBITS, RIDERS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	Reserved
Exhibit B	Compliance Certificate
Exhibit C	List of Products
Exhibit D	Payment Notice

SCHEDULES

Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.17	Material Contracts
Schedule 3.18	Environmental Compliance
Schedule 3.19	Intellectual Property
Schedule 4.4	Insurance
Schedule 4.12	Specified Products
Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.7	Permitted Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.11	Business Description
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 7.4	Post-Closing Obligations
Schedule 9.1	Collateral
Schedule 9.2	Location of Collateral

Annex A to Credit Agreement (Commitment Annex)

Lender	Term Loan Commitment Amount
MidCap Funding III, LLC	$7,500,000
Silicon Valley Bank	$7,500,000
TOTALS	$15,000,000

Annex A – Page 1

Exhibit A to Credit Agreement (Reserved)

Exhibit A – Page 1

Exhibit B to Credit Agreement (Compliance Certificate)

COMPLIANCE CERTIFICATE

Date:             , 201

This certificate is given by                                 , a Responsible Officer of Sagent Pharmaceuticals (the “Borrower Representative”), pursuant to that certain Credit and Security Agreement dated as of March 8, 2011 among the Borrower Representative, the Borrowers from time to time party thereto (collectively, “Borrowers”), MidCap Funding III, LLC, individually as a Lender and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a) the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrowers and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;

(b) I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Consolidated Subsidiaries during the accounting period covered by such financial statements;

(c) such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, are undertaking and propose to take with respect thereto;

(d) Except as noted on Schedule 2 attached hereto, or as the Borrower Representative may have notified Agent on any Schedule 2 to any previous Compliance Certificate, Schedules 9.2 and 3.1 to the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers or Guarantors currently conduct business; Schedule 2 specifically notes any changes since the date of delivery of the immediately preceding Compliance Certificate delivered by the Borrower Representative to Agent in the names under which Borrowers or Guarantors conduct business;

(e) Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any federal or state tax liens having been filed against the Borrowers, Guarantors or any Collateral;

(f) Except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of any failure of the Borrowers or Guarantors to make required payments of withholding or other

Exhibit B – Page 1

tax obligations of the Borrowers or Guarantors during the accounting period to which the attached statements pertain or any subsequent period.

(g) If the Credit Agreement contemplates a lien on the Deposit Accounts or Security Accounts of the Borrowers and/or Guarantors in favor of Agent, Schedule 4 attached hereto contains a complete and accurate statement of all Deposit Accounts or Securities Accounts maintained by Borrowers or Guarantors that have not previously been reported to Agent on Schedule 5.12 to the Credit Agreement or any Schedule 4 to any previous Compliance Certificate delivered by the Borrower Representative to Agent;

(h) Except as described in the Credit Agreement or in Schedule 5 attached hereto, the undersigned has no knowledge of any current, pending or threatened (in writing):

(i) litigation against the Borrowers or Guarantors;

(ii) inquiries, investigations or proceedings concerning the business affairs, practices, licensing or reimbursement entitlements of Borrowers or Guarantors;

(iii) default by Borrowers or Guarantors under any material contract to which either of them is a party, including, without limitation, any leases, which breach or default could reasonably be expected to have a Material Adverse Effect.

(i) Except as noted on Schedule 6 attached hereto, no Borrower or Guarantor has acquired, by purchase, by the approval or granting of any application for registration (whether or not such application was previously disclosed to Agent by Borrowers) or otherwise, any Intellectual Property that is registered with any United States or foreign Governmental Authority, or has filed with any such United States or foreign Governmental Authority, any new application for the registration of any Intellectual Property, or acquired rights under a license as a licensee with respect to any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person (other than licenses arising from the purchase of “off the shelf” products), that has not previously been reported to Agent on Schedule 3.17 to the Credit Agreement or any Schedule 6 to any previous Compliance Certificate delivered by the Borrower Representative to Agent.

(j) Except as noted on Schedule 7 attached hereto, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that has not previously been reported to Agent on any Schedule 7 to any previous Compliance Certificate delivered by Borrower Representative to Agent.

(k) Except as noted on Schedule 8 attached hereto, no Borrower or Guarantor is aware of any Commercial Tort Claim that has not previously been reported to Agent on any Schedule 8 to any previous Compliance Certificate delivered by Borrower Representative to Agent.

(l) Borrowers have paid all fees and expenses due and owing to DDN pursuant to the Service Agreement.

Exhibit B – Page 2

(l) Borrowers are in compliance with the covenant contained in Article 6 of the Credit Agreement, as demonstrated by the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement. Such calculations and the certifications contained therein are true, correct and complete.

Borrowers’ Net Invoiced Revenues for the Defined Period: $

Minimum Net Invoiced Revenues for the Defined Period (as set forth in Article 6 of the Credit Agreement): $

In compliance: Yes/No

The foregoing certifications and computations are made as of                     ,      (end of month) and delivered this      day of             , 201  .

Sincerely,

By:
Name:
Title:

Exhibit B – Page 3

Schedules to Compliance Certificate

Schedule 1 – Non-Compliance with Covenants

Schedule 2 – Business Locations and Names of Borrowers and Guarantors

Schedule 3 – Unpaid Tax or Withholding Obligations

Schedule 4 – List of all Deposit and Investment Accounts of Borrowers and Guarantors

Schedule 5 – Pending Litigation, Inquiries or Investigations; Defaults under Material Contracts

Schedule 6 – Newly Acquired Intellectual Property and Intellectual Property Licenses

Schedule 7 – Chattel Paper, Letter of Credit Rights, etc.

Schedule 8 – Commercial Tort Claims

Exhibit B – Page 4

Exhibit C to Credit Agreement (List of Products)

Firm Name	Trade Name	Strength
SAGENT PHARMACEUTICALS	ADENOSINE INJECTION	6MG/2ML

SAGENT PHARMACEUTICALS	ADENOSINE INJECTION	6MG/2ML

SAGENT PHARMACEUTICALS	AMIODARONE HYDROCHLORIDE INJECTION	50MG/ML

SAGENT PHARMACEUTICALS	AMPICILLIN AND SULBACTAM FOR INJECTION	3GM

SAGENT PHARMACEUTICALS	AMPICILLIN AND SULBACTAM FOR INJECTION	1.5GM

SAGENT PHARMACEUTICALS	AMPICILLIN AND SULBACTAM FOR INJECTION	10;5GM;GM

SAGENT PHARMACEUTICALS	AMPICILLIN FOR INJECTION	1GM/VIAL

SAGENT PHARMACEUTICALS	AMPICILLIN FOR INJECTION	2GM/VIAL

SAGENT PHARMACEUTICALS	AMPICILLIN FOR INJECTION	10GM/VIAL

SAGENT PHARMACEUTICALS	AMPICILLIN FOR INJECTION	250MG/VIAL

SAGENT PHARMACEUTICALS	AMPICILLIN FOR INJECTION	500MG/VIAL

SAGENT PHARMACEUTICALS	AZITHROMYCIN FOR INJECTION	500MG/VIAL

SAGENT PHARMACEUTICALS	BACITRACIN FOR INJECTION	50000UNT/VIAL

SAGENT PHARMACEUTICALS	CEFAZOLIN FOR INJECTION	10GM/VIAL

SAGENT PHARMACEUTICALS	CEFAZOLIN FOR INJECTION	10GM/VIAL

SAGENT PHARMACEUTICALS	CEFAZOLIN FOR INJECTION	500MG/VIAL

SAGENT PHARMACEUTICALS	CEFAZOLIN FOR INJECTION	20GM/VIAL

SAGENT PHARMACEUTICALS	CEFAZOLIN FOR INJECTION	1GM/VIAL

SAGENT PHARMACEUTICALS	CEFEPIME FOR INJECTION	2GM/VIAL

SAGENT PHARMACEUTICALS	CEFEPIME FOR INJECTION	1GM

Exhibit C – Page 1

Firm Name	Trade Name	Strength
SAGENT PHARMACEUTICALS	CEFOXITIN FOR INJECTION	1GM/VIL

SAGENT PHARMACEUTICALS	CEFOXITIN FOR INJECTION	2GM/VIL

SAGENT PHARMACEUTICALS	CEFOXITIN FOR INJECTION	10GM/VIAL

SAGENT PHARMACEUTICALS	CEFTAZIDIME FOR INJECTION	1GM/VIAL

SAGENT PHARMACEUTICALS	CEFTAZIDIME FOR INJECTION	6GM/VIAL

SAGENT PHARMACEUTICALS	CEFTAZIDIME FOR INJECTION	2GM/VIAL

SAGENT PHARMACEUTICALS	CEFTRIAXONE FOR INJECTION	250MG/VIAL

SAGENT PHARMACEUTICALS	CEFTRIAXONE FOR INJECTION	250MG/VIAL

SAGENT PHARMACEUTICALS	CEFTRIAXONE FOR INJECTION	10GM/ML

SAGENT PHARMACEUTICALS	CEFTRIAXONE FOR INJECTION	500MG/VIAL

SAGENT PHARMACEUTICALS	CEFTRIAXONE FOR INJECTION	1GM/VIAL

SAGENT PHARMACEUTICALS	CEFTRIAXONE FOR INJECTION	2GM/VIAL

SAGENT PHARMACEUTICALS	CEFUROXIME FOR INJECTION	1.5GM/VIAL

SAGENT PHARMACEUTICALS	CEFUROXIME FOR INJECTION	1.5GM/VIAL

SAGENT PHARMACEUTICALS	CEFUROXIME FOR INJECTION	750MG/VIAL

SAGENT PHARMACEUTICALS	CEFUROXIME FOR INJECTION	750MG/VIAL

SAGENT PHARMACEUTICALS	CEFUROXIME FOR INJECTION	7.5GM/VIAL

SAGENT PHARMACEUTICALS	CIPROFLOXACIN INJECTION	200MG/100ML

SAGENT PHARMACEUTICALS	EPIRUBICIN HYDROCHLORIDE INJECTION	50MG/25ML

SAGENT PHARMACEUTICALS	FLUCONAZOLE INJECTION	200MG/100ML

Exhibit C – Page 2

Firm Name	Trade Name	Strength
SAGENT PHARMACEUTICALS	FLUDARABINE PHOSPHATE FOR INJECTION	50MG/VIAL

SAGENT PHARMACEUTICALS	GRANISETRON HYDROCHLORIDE INJECTION	0.1MG/ML

SAGENT PHARMACEUTICALS	GRANISETRON HYDROCHLORIDE INJECTION	1MG/ML

SAGENT PHARMACEUTICALS	GRANISETRON HYDROCHLORIDE INJECTION	4MG/4ML

SAGENT PHARMACEUTICALS	HEPARIN SODIUM INJECTION	10000UNT/ML

SAGENT PHARMACEUTICALS	HEPARIN SODIUM INJECTION	1000UNT/ML

SAGENT PHARMACEUTICALS	HEPARIN SODIUM INJECTION	20000UNT/ML

SAGENT PHARMACEUTICALS	HEPARIN SODIUM INJECTION	5000UNT/ML

SAGENT PHARMACEUTICALS	HEPARIN SODIUM INJECTION	1000UNT/ML

SAGENT PHARMACEUTICALS	IRINOTECAN HCL INJECTION	20MG

SAGENT PHARMACEUTICALS	LABETALOL HYDROCHLORIDE INJECTION	5MG/ML

SAGENT PHARMACEUTICALS	MESNA INJECTION	1GM/ML

SAGENT PHARMACEUTICALS	METOPROLOL TARTRATE INJECTION	5MG/5ML

SAGENT PHARMACEUTICALS	METRONIDAZOLE INJECTION	500MG/100ML

SAGENT PHARMACEUTICALS	ONDANSETRON IN 5% DEXTROSE INJECTION	32MG

SAGENT PHARMACEUTICALS	PAMIDRONATE DISODIUM INJECTION	30MG/10ML

SAGENT PHARMACEUTICALS	PAMIDRONATE DISODIUM INJECTION	90MG/10ML

SAGENT PHARMACEUTICALS	SUMATRIPTAN SUCCINATE INJECTION	6MG/0.5ML

Exhibit C – Page 3

Firm Name	Trade Name	Strength
SAGENT PHARMACEUTICALS	TOPOTECAN HYDROCHLORIDE INJECTION	4MG/4ML

SAGENT PHARMACEUTICALS	VINORELBINE INJECTION	10MG/ML

http://www.accessdata.fda.gov/scripts/cder/ndc/getlblcode.cfm

Code 25021

Exhibit C – Page 4

Exhibit D to Credit Agreement (Payment Notification)

Date:             , 201

This Payment Notification is given by                                 , a Responsible Officer of                                  (“Borrower Representative”), pursuant to that certain Credit and Security Agreement dated as of March 8, 2011 among Sagent Pharmaceuticals (the, “Borrower”), the Lenders from time to time party thereto and MIDCAP FUNDING III, LLC, as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

Please be advised that funds in the amount of $             will be wire transferred to Agent on             , 201  . Such funds shall constitute [an optional] [a mandatory] prepayment of the Loan, with such prepayments to be applied in the manner specified in Section 2.1    . Such mandatory prepayment is being made pursuant to Section          of the Credit Agreement.

Fax to MCF Operations 301-941-1450 no later than noon Eastern time

Note: Funds must be received no later than noon Eastern time for same day application

Wire Instructions:

ABA #:

Account Name:

Account #:

Attention: Sagent Pharmaceuticals

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this          day of             , 201  .

[BORROWER REPRESENTATIVE]

By:

Name:

Title:	of Borrower Representative

Exhibit D - Page 1

Schedule 2.1 Principal Amortization Schedule

Commencing on September 1, 2011 and continuing on the first day of each calendar month thereafter, Borrowers shall pay to Agent the “Amortization Payment” (defined below) as an amortization payment in respect of the Loan. The term “Amortization Payment” means the principal payment based upon a twenty-two (22) month straight-line-style amortization schedule of equal monthly principal payments (i.e., $681,818.18 per month). Notwithstanding anything to the contrary contained in the foregoing, the entire remaining outstanding balance of the Term Loan shall mature and be due and payable on the Termination Date.

Schedule 2.1 – Page 1

Schedule 7.4 – Post Closing

POST-CLOSING MATTERS

1. On or before the thirtieth (30th) calendar day following the Closing Date, Borrowers shall deliver to Agent the fully executed Landlord’s Waiver and Consent with respect to the real property located at 1901 North Roselle Rd., Schaumburg, Illinois; and

2. On or before the thirtieth (30th) calendar day following the Closing Date, Borrowers shall deliver to Agent an (i) Evidence of Property Insurance Certificate Acord 27 naming Agent as lender loss payee and (ii) an ACORD 25-S Certificate of Liability Insurance naming Agent as additional insured, each of which certificate shall be in form and substance satisfactory to Agent.

Schedule 7.4 – Page 1

Schedule 9.1 – Collateral

The Collateral consists of all of each Borrower’s right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising, and all proceeds and products of the following:

All goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All of Borrowers’ books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, (i) the Collateral will not include: (A) Borrower’s equity interests in Sagent Strides; (B) any rights or interest in any contract, lease, permit, license, charter or license agreement covering any asset of any Borrower if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the grant of a security interest or Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, charter or license agreement and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been obtained (provided, that, the foregoing exclusions of this clause (B) shall in no way be construed (1) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, (2) to limit, impair, or otherwise affect Agent’s continuing security interests in and liens upon any rights or interests of any Borrower in or to (x) monies due or to become due under any described contract, lease, permit, license, charter or license agreement (including any Accounts), or (y) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, charter or license agreement, or (3) to apply to the extent that any consent or waiver has been obtained that would permit the security interest or Lien notwithstanding the prohibition) and (C) assets owned by any Borrower on the date hereof or hereafter acquired that are subject to a Lien described in subclauses (h) or (i) of the definition of Permitted Lien if the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such assets and (ii) the security interest created hereby in equity interests constituting voting stock of any Foreign Subsidiary shall be limited to that portion of such voting stock that does not exceed 65% of the aggregate issued and outstanding voting stock of such Foreign Subsidiary.

Schedule 9.1 – Page 1

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